Exhibit 10.38
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
M&I Marshall & Ilsley Bank
Loan Agreement (“Agreement”)
TomoTherapy Incorporated (“Borrower”) agrees with M&I Marshall & Ilsley Bank (“Bank”) to all terms and conditions set forth in this Agreement so long as any obligation is owed Bank (“Loans”), or Bank has any obligation to lend to the Borrower under any note evidencing a loan from the Borrower to the Bank (the “Note”), and all extensions, renewals or modifications of any note evidencing a loan.
1)	CONDITIONS FOR LOANS. Bank’s obligation to make any loan is subject to satisfaction of the following conditions:
a)	Borrower shall not be in default under this Agreement or any other obligation to Bank or to any other creditor of Borrower.
2)	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank that on the date of the Loans:
a)	The Loans will be used solely for business purposes and are not and will not be used for personal, family, household or agricultural purposes.

b)	Borrower will not use any part of the proceeds of the loans to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

c)	There is no litigation or administrative proceeding pending or, to the knowledge of Borrower, threatened against Borrower, which might result in any material adverse change in the business or financial condition of Borrower.

d)	Borrower has no notice or knowledge of any substance which has been, is, or will be present, used, stored, deposited, treated, or disposed of on, under or about any real estate now or at any time owned or occupied by the Borrower which would require clean up, removal or some other remedial action under any federal, state or local laws, regulations, ordinances, codes or rules. In the event any such substance is present on such real estate, Borrower shall indemnify and hold harmless Bank, its directors, officers, employees and agents from all loss, costs (including reasonable attorneys fees and expenses), and liability of every kind and nature resulting from or arising out of or based upon such substance. Borrower shall immediately notify bank in writing of any governmental or regulatory action or third party claim instituted or threatened in connection with any such substance.

e)	Borrower has paid all federal and state income taxes or other taxes of any kind owed by it for all past years and no claim is being asserted against it with respect to any federal or state income taxes for any past years or with respect to any other federal, state, or other taxes of any kind or nature for any past years.
3)	COVENANTS. Borrower shall, so long as any amounts remain unpaid:
a)	Furnish to Bank, as soon as available, such financial information respecting Borrower as Bank from time to time requests, and without request furnish to Bank:
i)	Within one hundred twenty (120) days after the end of each fiscal year of Borrower a balance sheet of Borrower as of the close of such fiscal year and related statements of income and retained earnings for such year all in reasonable detail and satisfactory in scope to Bank, audited by a certified public accounting firm acceptable to Bank in accordance with generally accepted accounting principles applied on a consistent basis, and

ii)	Within forty-five (45) days after the end of each quarter a balance sheet of Borrower as of the end of such quarter and related statements of income and retained earnings for the period from the beginning of the fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis, certified, subject to normal year-end adjustments, by the chief financial representative of Borrower.
b)	Keep complete and accurate business records. Permit any representative of the Bank to visit and inspect any of the Borrower’s tangible or intangible properties as often as desired by Bank.

c)	Permit Bank, at any reasonable time during business hours, access to all of the financial records of Borrower to enable Bank to copy and/or audit Borrower’s financial records using persons designated by Bank. Borrower shall pay Bank, upon demand, for the reasonable cost of such audits.

d)	Not take any action or permit any event to occur which materially impairs Borrower’s ability to make payments under this Agreement when due. Such events include, without limitation, the fact that Borrower, or any surety or Guarantor for Borrower’s obligations under this Agreement ceases to exist, dies, or becomes insolvent or the subject of bankruptcy or insolvency proceedings.

e)	Maintain, preserve and keep its machinery, equipment and all other property in good repair and condition and duly pay and discharge all taxes and other charges imposed upon said properties.

f)	Timely perform and observe all of the following financial covenants, all calculated in accordance with generally accepted principles of accounting applied on a consistent basis:
i)	Maintain at all times a Tangible Net Worth (as defined below) of equal to or greater than [ * ].

ii)	Maintain at all times a ratio of Total Liabilities to Tangible Net Worth equal to or less than [ * ] to [ * ]. Calculated as: Total Liabilities/ Tangible Net Worth
Tangible Net Worth: shall mean the excess of the total of all assets of the Borrower and all consolidated subsidiaries and affiliates, of every kind and character, other than goodwill, corporate franchises and other intangibles, less the aggregate of all liabilities (excluding tax asset value) and reserves of every kind and character of the Borrower and all consolidated subsidiaries and affiliates, all determined in accordance with generally accepted principles of accounting.
g)	Not create or permit to exist any lien or encumbrance with respect to Borrower’s property, except liens in favor of Bank, liens associated with existing loans provided to Borrower by Wisconsin Department of Commerce and Madison Development Corporation, liens for taxes if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained and liens or encumbrances permitted under any of the Security Documents.

h)	Borrower shall have a sixty (60) day right to cure period if any of the covenants are not complied with.
4)	ADDITIONAL SECURITY. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Borrower grants to Bank a security interest and lien in any deposit account Borrower may at any time have with Bank to secure all debts, obligations and liabilities of Borrower under this Agreement. Bank may at any time after the occurrence of an event of default set-off any amount under this Agreement against any deposit balances or other money now or hereafter owed to Borrower by Bank.

5)	DEFAULT AND ACCELERATION. Any one or more of the following events shall constitute a default hereunder and under the Notes:
a)	Borrower fails to pay any amount when due under this Agreement or the Notes delivered by Borrower pursuant to this Agreement;

b)	Any representation or warranty made under this Agreement or information provided by Borrower in connection with this Agreement is or was false or fraudulent in any material respect;

c)	Material adverse change occurs in Borrower’s financial condition;

d)	Borrower fails to timely observe or perform any of the covenants or duties contained in this Agreement;

e)	Any guaranty of Borrower’s obligation under this Agreement is revoked or becomes unenforceable for any reason;

f)	Any event of default occurs under any security agreement;

g)	A default by Borrower with respect to any terms or provisions of documents evidencing any other indebtedness of Borrower to Bank;

h)	The Borrower shall admit in writing the inability to pay any of its debts or shall have made a general assignment for the benefit of creditors, or shall have applied for or otherwise have a receiver, trustee, or custodian appointed for any of its property or assets;

i)	The occurrence of any other event which causes the Bank, in good faith, to deem itself insecure;
Then, at Bank’s option, and upon verbal or written notice to Borrower, given at any time including after receipt from Borrower of a request for a Loan, Bank’s obligation to make Loans under this Agreement shall terminate and the total unpaid balance shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.
Bank’s obligation to make Loans under this Agreement shall automatically terminate and the total unpaid balance of the Notes shall automatically become due and payable in the event Borrower becomes the subject of bankruptcy or other insolvency proceedings. Bank may waive any default without waiving any other subsequent or prior default. Borrower agrees to pay Bank’s cost of administration of this Agreement, including reasonable attorneys’ fees. Borrower also agrees to pay all of Bank’s costs of collection, before and after judgment, including reasonable attorneys’ fees.
6)	CROSS DEFAULT OF ALL OTHER OBLIGATIONS OF BORROWER WITH BANK. As an inducement to Bank to extend the credit referenced herein, Borrower agrees that in the event it is in default with respect to this Agreement, or the Notes delivered pursuant hereto, it shall also be in default with respect to all other agreements, notes, or other documents evidencing Borrower’s other indebtedness to Bank. Conversely, if any payment is not made when due under any other note, agreement, assignment or mortgage in favor of the Bank, or if any event of default should occur as defined in any such note, agreement, assignment or mortgage, the unpaid balance of the Notes shall at the option of the holder and without notice, mature and become immediately due and payable.
7)	TERMINATION. Unless sooner terminated by Borrower’s default, Borrower’s right to obtain loans and Bank’s obligation to extend the credit under this Agreement shall terminate on the date the Notes are due by maturity or default (the “Termination Date”). The Borrower may terminate Borrower’s right to obtain loans under this Agreement at any time and for any reason by written notice to Bank. Such notice of termination signed by Borrower shall be binding on each Borrower who signs this Agreement. Termination, for whatever reason, does not affect Bank’s rights, powers and privileges, nor Borrower’s duties and liabilities, with regard to the then-existing balance under this Agreement.
8)	ENTIRE AGREEMENT. This Agreement is intended by Borrower and Bank as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.

9)	NO WAIVER; REMEDIES. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

10)	ISDA. Obligations and Indebtedness includes, without limitation all obligations, indebtedness and liabilities arising pursuant to or in connection with any interest rate swap transaction, basis swap, forward rate transaction, interest rate option, price risk hedging transaction or any similar transaction between the Borrower and Bank.

11)	INTERPRETATION. The validity, construction and enforcement of this Agreement are governed by the internal laws of Wisconsin. Invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.

12)	CONFLICT BETWEEN THIS AGREEMENT AND THE NOTES. In the case of any ambiguity or conflict between this Agreement and the Notes, this Agreement will govern.

13)	PREVIOUS LOAN AGREEMENTS. This Agreement supersedes and replaces all previous loan agreements between Bank and Borrower.
     Dated as of December 1, 2007

TomoTherapy Incorporated		M&I Marshall & Ilsley Bank

By:	/s/ Frederick A. Robertson, MD	By:	/s/ Kirt C. Soukup
Frederick A. Robertson, MD, Chief Executive Officer		Kirt C. Soukup, Vice President

Drafted By: br
Loan [ * ]	By:	/s/ Jeff Ticknor
Jeff Ticknor, Senior Vice President